Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
August 6, 2009	Russ Stolle	Kurt Ogden
The Woodlands, TX	(281) 719-6624	(801) 584-5959
NYSE: HUN

HUNTSMAN RELEASES 2009 SECOND QUARTER RESULTS

SECOND QUARTER RESULTS INCLUDE: NET INCOME OF $406 MILLION;

ADJUSTED EBITDA IMPROVEMENT OF $96 MILLION FROM $50 MILLION IN THE FIRST QUARTER; POSITIVE CASH FLOW BENEFIT FROM PRIMARY WORKING CAPITAL IMPROVEMENTS OF $165 MILLION

Second Quarter 2009 Highlights

•                  Revenues for the second quarter of 2009 were $1,866 million, a decrease of 36% compared to $2,896 million for the second quarter of 2008 and an increase of 10% compared to $1,693 million for the first quarter of 2009.

•                  Net income attributable to Huntsman Corporation for the second quarter of 2009 was $406 million or $1.51 per diluted share compared to net income attributable to Huntsman Corporation of $24 million or $0.10 per diluted share for the same period in 2008 and net loss attributable to Huntsman Corporation of $290 million or $1.24 loss per diluted share for the first quarter of 2009.  Adjusted net loss from continuing operations attributable to Huntsman Corporation for the second quarter of 2009 was $64 million or $0.27 loss per diluted share compared to adjusted net income from continuing operations attributable to Huntsman Corporation of $20 million or $0.09 per diluted share for the same period in 2008 and adjusted net loss from continuing operations attributable to Huntsman Corporation excluding a UK tax valuation allowance of $128 million or $0.55 loss per diluted share for the first quarter of 2009.

•                  Adjusted EBITDA from continuing operations for the second quarter of 2009 was $96 million compared to $210 million for the same period in 2008 and $50 million for the first quarter of 2009.

•                  On June 22, 2009, we reached an agreement with Credit Suisse and Deutsche Bank to settle our claims against them in Texas state court for, among other things, fraud and tortious interference in connection with our terminated merger agreements with Basell and Hexion Specialty Chemicals, Inc.  Under the terms of the settlement agreement, Credit Suisse and Deutsche Bank provided to us:

•                  $632 million in cash

•                  $500 million senior secured term loan financing, 7 year term at LIBOR + 2.25%

•                  $600 million unsecured note financing, 7 year term at 5.5%

•                  On July 23, 2009, we redeemed all ($296 million principal amount) of our outstanding 11.625% senior secured notes due 2010 and on August 3, 2009, we redeemed all ($198 million principal amount) of our outstanding 11.5% senior notes due 2012.  This debt reduction, which will be reflected in our balance sheet as of September 30, 2009, eliminates all meaningful debt maturities until 2013.

•                  As of June 30, 2009, we had $2,301 million of cash on hand.  During the second quarter we generated positive cash flow of approximately $165 million through effective management of our primary working capital.

Summarized earnings are as follows:

	Three months ended June 30,		Three months ended	Six months ended June 30,
In millions, except per share amounts	2009	2008	March 31, 2009	2009	2008

Net income (loss) attributable to Huntsman Corporation	$406	$24	$(290)	$116	$31
Adjusted net (loss) income from continuing operations	$(64)	$20	$(274)	$(338)	$37

Diluted income (loss) per share	$1.51	$0.10	$(1.24)	$0.47	$0.13
Adjusted diluted (loss) income per share from continuing operations	$(0.27)	$0.09	$(1.17)	$(1.45)	$0.16

EBITDA	$874	$210	$30	$904	$380
Adjusted EBITDA from continuing operations	$96	$210	$50	$146	$398

See end of press release for important explanations

Peter R. Huntsman, our President and CEO, stated:

“I am pleased with our accomplishments and results during the second quarter.  We successfully reached a settlement agreement with Credit Suisse and Deutsche Bank resulting in a very favorable outcome for our company.  This brings to an end what could have been a lengthy period of litigation and appeals and provides us with a considerable amount of cash and financing that significantly strengthens our balance sheet and liquidity.  More importantly, our monthly year-over-year volume order pattern shows positive trends which are reflected in our results, as adjusted EBITDA in the second quarter increased to $96 million from $50 million in the first quarter.”

He added, “We will continue our vigilance over those business elements under our control, including effective management of our working capital and aggressive reduction of controllable costs.  We are on target to have eliminated more than $150 million from our cost structure by year end.”

Huntsman Corporation

Operating Results

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2009	2008	2009	2008

Revenues	$1,866	$2,896	$3,559	$5,436
Cost of goods sold	1,629	2,514	3,177	4,687
Gross profit	237	382	382	749
Operating expenses	235	277	460	553
Restructuring, impairment and plant closing costs	63	1	77	5
Operating (loss) income	(61)	104	(155)	191
Interest expense, net	(58)	(65)	(113)	(130)
Loss on accounts receivable securitization program	(6)	(5)	(10)	(9)
Equity in income of investment in unconsolidated affiliates	1	4	2	7
Income (expenses) associated with the Terminated Merger and related litigation	844	(4)	837	(9)
Income from continuing operations before income taxes	720	34	561	50
Income tax expense	(311)	(21)	(449)	(25)
Income from continuing operations	409	13	112	25
(Loss) income from discontinued operations, net of tax(1)	(3)	5	—	4
Extraordinary gain on the acquisition of a business, net of tax	—	9	—	9
Net income	406	27	112	38
Less net (income) loss attributable to noncontrolling interests	—	(3)	4	(7)
Net income attributable to Huntsman Corporation	$406	$24	$116	$31

Net income attributable to Huntsman Corporation	$406	$24	$116	$31
Interest expense, net	58	65	113	130
Income tax expense from continuing operations	311	21	449	25
Income tax (benefit) expense from discontinued operations(1),(3)	(1)	2	—	2
Depreciation and amortization	100	98	226	192
EBITDA(3)	$874	$210	$904	$380

Adjusted EBITDA - continuing operations(3)	$96	$210	$146	$398

Basic income per share	$1.74	$0.10	$0.50	$0.13
Diluted income per share	$1.51	$0.10	$0.47	$0.13
Adjusted diluted (loss) income per share from continuing operations(3)	$(0.27)	$0.09	$(1.45)	$0.16

Common share information:
Basic shares outstanding	234.0	233.5	233.8	230.3
Diluted shares	271.3	233.7	268.8	233.7
Diluted shares for adjusted income (loss) per share from continuing operations	234.0	233.7	233.8	233.7

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended June 30,		Six months ended June 30,
In millions	2009	2008	2009	2008

Segment Revenues:
Polyurethanes	$695	$1,161	$1,295	$2,163
Advanced Materials	255	427	512	806
Textile Effects	179	262	331	505
Performance Products	482	725	982	1,356
Pigments	254	321	450	606
Eliminations and other	1	—	(11)	—
Total	$1,866	$2,896	$3,559	$5,436

Segment EBITDA(3):
Polyurethanes	$86	$148	$112	$280
Advanced Materials	(1)	46	9	86
Textile Effects	(20)	4	(31)	3
Performance Products	37	51	118	104
Pigments	(26)	8	(55)	18
Corporate and other	802	(54)	751	(117)
Discontinued operations(1)	(4)	7	—	6
Total	$874	$210	$904	$380

Segment Adjusted EBITDA(3) :
Polyurethanes	$87	$148	$114	$280
Advanced Materials	14	46	24	86
Textile Effects	(10)	4	(21)	4
Performance Products	37	51	118	104
Pigments	4	8	(12)	19
Corporate and other	(36)	(47)	(77)	(95)
Total	$96	$210	$146	$398

	Three months ended June 30,		Six months ended June 30,
	2009 vs. 2008		2009 vs. 2008
	Average	Sales	Average	Sales
	Selling Price	Volume	Selling Price	Volume
Period-Over-Period Decrease
Polyurethanes	(27)%	(18)%	(27)%	(18)%
Advanced Materials	(10)%	(34)%	(9)%	(30)%
Textile Effects	(7)%	(27)%	(6)%	(30)%
Performance Products (a)	(24)%	(13)%	(19)%	(12)%
Pigments	(7)%	(15)%	(5)%	(22)%
Total Company	(22)%	(18)%	(20)%	(18)%

(a) Excludes revenues and sales volumes from tolling arrangements.

See end of press release for footnote explanations

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Revenues for the three months ended June 30, 2009 decreased to $1,866 million from $2,896 million during the same period in 2008.  Revenues decreased primarily due to lower sales volumes and lower average selling prices in all of our segments.

For the three months ended June 30, 2009, EBITDA was $874 million compared to $210 million in the same period in 2008.  Adjusted EBITDA from continuing operations for the three months ended June 30, 2009 was $96 million compared to $210 million for the same period in 2008.

Polyurethanes

The decrease in revenues in the Polyurethanes segment for the three months ended June 30, 2009 compared to the same period in 2008 was primarily due to lower MDI sales volumes and overall lower average selling prices.  MDI sales volumes decreased primarily due to lower demand in Europe and the Americas whereas sales volumes increased in Asia.  Effects of the worldwide economic slowdown continue to affect global demand.  MDI average selling prices decreased primarily due to competitive pressures, lower raw material costs and the strength of the U.S. dollar against the Euro.  PO and MTBE sales volumes decreased as a result of the worldwide economic slowdown, while average selling prices decreased with lower raw material costs.  The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower MDI sales volumes partially offset by higher MTBE margins.

Advanced Materials

The decrease in revenues in the Advanced Materials segment for the three months ended June 30, 2009 compared to the same period in 2008 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased due to lower demand in all regions and across all major markets as a result of the worldwide economic slowdown.  Average selling prices decreased primarily as a result of lower raw material costs in our base resins market and the strength of the U.S. dollar against major European currencies in our formulations and specialty components markets.  The decrease in EBITDA was primarily due to lower sales volumes and higher restructuring costs, partially offset by lower raw material and operating fixed costs.  During the three months ended June 30, 2009 and 2008, our Advanced Materials segment recorded restructuring and plant closing charges of $15 million and nil, respectively.

Textile Effects

The decrease in revenues in the Textile Effects segment for the three months ended June 30, 2009 compared to the same period in 2008 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to lower demand for apparel and home textile products, as well as specialty textiles products in all regions as a result of the worldwide economic slowdown.  Average selling prices decreased primarily as a result of the strength of the U.S. dollar against major European currencies, the Indian rupee and Brazilian real while average local currency selling prices were higher in Asia and the Americas.  The decrease in EBITDA was primarily due to lower sales volumes and higher restructuring costs, partially offset by lower raw material and fixed costs.  During the three months ended June 30, 2009 and 2008, our Textile Effects segment recorded restructuring and plant closing charges of $10 million and nil, respectively.

Performance Products

The decrease in revenues in the Performance Products segment for the three months ended June 30, 2009 compared to the same period in 2008 was primarily due to lower average selling prices and lower sales volumes.  Average selling prices decreased in response to lower raw material costs and the strength of the U.S. dollar against major European currencies, and the Australian dollar.  Sales volumes decreased across all product lines primarily due to the worldwide economic slowdown.  The decrease in EBITDA was primarily due to lower sales volumes, partially offset by higher margins as raw materials costs fell faster than average selling prices.

Pigments

The decrease in revenues in the Pigments segment for the three months ended June 30, 2009 compared to the same period in 2008 was primarily due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to lower demand in all regions as a result of the worldwide economic slowdown.  Average selling prices decreased primarily as a result of the strength of the U.S. dollar against major European currencies while selling prices in local currency were higher.  The decrease in EBITDA was primarily due to lower sales volumes and higher restructuring and plant closing costs partially offset by lower fixed costs.  During the three months ended June 30, 2009 the Pigments segment recorded restructuring, impairment and plant closing costs of $30 million compared to nil for the same period in 2008.

Corporate and Other

Corporate and other items include the results of our Australia styrenics business, unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on the sale of accounts receivable, income and expense associated with the terminated merger and related litigation, income and expense attributable to noncontrolling interests, unallocated restructuring costs, the extraordinary gain on the acquisition of a business and other non-operating income and expense.  For the three months ended June 30, 2009 the net effect of these items was income of $802 million compared to a loss of $54 million in the comparable period of 2008.  The increase in EBITDA from these items was primarily the result of an $848 million increase in income associated with the terminated merger and related litigation ($844 million income in the 2009 period compared to $4 million expense in the 2008 period).  Further, EBITDA increased as a result of a $3 million increase in income attributable to noncontrolling interests, a $13 million increase in unallocated foreign exchange gains ($7 million in gains in the 2009 period compared to $6 million in losses in the 2008 period), and a $6 million increase in earnings from our Australia styrencis business ($2 million earnings in the 2009 period compared to a $4 million loss in the 2008 period).  The increases in EBITDA were partially offset by a $6 million increase in restructuring charges during the 2009 period and a $9 million gain on the Textile Effects Acquisition in the 2008 period.

Income Taxes

During the three months ended June 30, 2009, we recorded $311 million of income tax expense compared to $21 million of income tax expense in the same period of 2008.  For the second quarter of 2009, we recorded tax expense of $313 million related to the $844 million of income related to the settlement of our litigation in Texas with Credit Suisse and Deutsche Bank.  We expect to pay approximately $30 million in cash taxes primarily related to foreign taxable income from continuing operations in 2009, in addition to the estimated $185 million of cash taxes associated with the settlement of our litigation in Texas with Credit Suisse and Deutsche Bank.

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2009, we had $2,957 million of combined cash and unused borrowing capacity compared to $1,291 million at December 31, 2008.

On June 22, 2009, we reached an agreement with Credit Suisse and Deutsche Bank to settle our claims against them in Texas state court for, among other things, fraud and tortious interference in connection with our terminated merger agreements with Basell and Hexion Specialty Chemicals, Inc.  Under the terms of the settlement agreement, Credit Suisse and Deutsche Bank provided to us:

•                  $632 million in cash

•                  $500 million senior secured term loan financing, 7 year term at LIBOR + 2.25%

•                  $600 million unsecured note financing, 7 year term at 5.5%

We expect to pay approximately $185 million of cash taxes associated with the bank litigation settlement.    Following the settlement, we redeemed all ($296 million principal amount) of our outstanding 11.625% senior secured notes due 2010 and all ($198 million principal amount) of outstanding 11.5% senior notes due 2012.  The total redemption payments, excluding accrued interest, were a combined total of $509 million, including principal of $494 million and call premiums of $15 million.  This debt reduction which will be reflected in our balance sheet as of September 30, 2009, eliminates all meaningful debt maturities until 2013.

During the second quarter of 2009, our primary working capital (accounts receivable including our off balance sheet accounts receivable securitization program, inventory and accounts payable) decreased providing a cash benefit to us of $165 million.  Total capital expenditures were $39 million during the second quarter of 2009 compared to $115 million for the same period in 2008.  We expect to spend approximately $215 million on capital expenditures in 2009 compared to $418 million in 2008.

In connection with our ongoing insurance claim related to the April 29, 2006 Port Arthur, Texas fire, we have received partial insurance proceeds to date of $365 million.  We have claimed an additional $243 million plus interest as presently due and unpaid under our insurance policy as of June 30, 2009.  We expect that the settlement of insurance claims will continue during 2009.  Binding arbitration to settle these claims is expected to occur in November of 2009.  Any additional anticipated recoveries are expected to be used to repay secured debt.

Below is our outstanding debt:

	June 30,	December 31,
In millions	2009	2008
Debt:
Senior Credit Facilities	$1,963	$1,540
Secured Notes	295	295
Senior Notes	623	198
Subordinated Notes	1,281	1,285
Other Debt	283	329
Convertible Notes	236	235
Total Debt	4,681	3,882

Total Cash	2,301	662

Net Debt	$2,380	$3,220

Off-balance sheet accounts receivable securitization program	$363	$446

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable to Huntsman Corporation		Per Share
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
In millions, except per share amounts	2009	2008	2009	2008	2009	2008

GAAP(4)	$874	$210	$406	$24	$1.51	$0.10
Adjustments:
Loss on accounts receivable securitization program	6	5	—	—	—	—
Unallocated foreign currency (gain) loss	(7)	6	3	4	0.01	0.02
Other restructuring, impairment and plant closing costs	63	1	55	2	0.24	0.01
(Income) expenses associated with the Terminated Merger and related litigation	(844)	4	(531)	4	(2.27)	0.02
Loss (income) from discontinued operations, net of tax(1)	4	(7)	3	(5)	0.01	(0.02)
Extraordinary gain on the acquisition of a business, net of tax(2)	—	(9)	—	(9)	—	(0.04)

Adjusted continuing operations(4)	$96	$210	$(64)	$20	$(0.27)	$0.09

Discontinued operations	$(4)	$7	$(3)	$5	$(0.01)	$0.02
Loss (gain) on disposition of assets	4	(7)	3	(5)	0.01	(0.02)

Adjusted discontinued operations(1)	$—	$—	$—	$—	$—	$—

Three months ended March 31,
In millions	2009

Net loss attributable to Huntsman Corporation	(290)
Interest expense, net	55
Income tax expense	138
Depreciation and amortization	126
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	1
EBITDA(3)	$30

		Net Income (Loss)	Diluted Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Per Share
	Three months ended March 31,	Three months ended March 31,	Three months ended March 31,
In millions, except per share amounts	2009	2009	2009

GAAP	$30	$(290)	$(1.24)
Adjustments:
Loss on accounts receivable securitization program	4	—	—
Unallocated foreign currency gain	(2)	—	—
Other restructuring, impairment and plant closing costs	14	14	0.06
Expenses associated with the Terminated Merger and related litigation	7	4	0.02
Acquisition related expenses	1	1	—
Income from discontinued operations, net of tax(1)	(4)	(3)	(0.01)

Adjusted continuing operations	$50	$(274)	$(1.17)

UK tax valuation allowance	—	146	0.62

Adjusted continuing operations (excluding UK tax valuation allowance)	$50	$(128)	$(0.55)

Discontinued operations	$4	$3	$0.01
Gain on disposition of assets	(4)	(3)	(0.01)

Adjusted discontinued operations(1)	$—	$—	$—

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable To Huntsman Corporation		Per Share
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2009	2008	2009	2008	2009	2008

GAAP(4)	$904	$380	$116	$31	$0.47	$0.13
Adjustments:
Loss on accounts receivable securitization program	10	9	—	—	—	—
Unallocated foreign currency (gain) loss	(9)	10	3	5	0.01	0.02
Other restructuring, impairment and plant closing costs	77	5	69	5	0.30	0.02
(Income) expenses associated with the Terminated Merger and related litigation	(837)	9	(527)	9	(2.25)	0.04
Acquisition related expenses	1	—	1	—	—	—
Income from discontinued operations, net of tax(1)	—	(6)	—	(4)	—	(0.02)
Extraordinary gain on the acquisition of a business, net of tax(2)	—	(9)	—	(9)	—	(0.04)

Adjusted continuing operations(4)	$146	$398	$(338)	$37	$(1.45)	$0.16

UK tax valuation allowance	—	—	146	—	0.62	—

Adjusted continuing operations (excluding UK tax valuation allowance)	$146	$398	$(192)	$37	$(0.82)	$0.16

Discontinued operations	$—	$6	$—	$4	$—	$0.02
Gain on disposition of assets	—	(6)	—	(4)	—	(0.02)

Adjusted discontinued operations(1)	$—	$—	$—	$—	$—	$—

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our second quarter 2009 financial results on Thursday, August 6, 2009 at 10:00 a.m. ET.

Call-in number for U.S. participants:	(888) 713 - 4215
Call-in number for international participants:	(617) 213 - 4867
Participant access code:	60194702

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PLTBWWR78

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning August 6, 2009 and ending August 13, 2009.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	50208849

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has more than 12,000 employees and operates from multiple locations worldwide. The Company had 2008 revenues exceeding $10 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)         On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  Results from these businesses are treated as discontinued operations.  Segment EBITDA discontinued operations only includes the results of our U.S. base chemicals, U.S. polymers and European petrochemical businesses.

(2)         On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs, the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary gain recorded during the three months ended June 30, 2009 and 2008 was nil and $9 million respectively of which taxes were not applicable.

(3)         We use EBITDA, Adjusted EBITDA from continuing operations, Adjusted EBITDA from discontinued operations, Adjusted net income from continuing operations and Adjusted net income from discontinued operations. We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA from continuing operations and Adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets.  The reconciliation of Adjusted EBITDA from continuing operations to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on partial fire insurance settlement; and (gain) loss on disposition of assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net (loss) income from discontinued operations, net of tax	$(3)	$5	$—	$4
Income tax (benefit) expense	(1)	2	—	2
EBITDA from discontinued operations	(4)	7	—	6
Loss (gain) on disposition of assets	4	(7)	—	(6)
Adjusted EBITDA from discontinued operations	$—	$—	$—	$—

Adjusted net income (loss) from continuing operations is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets. The reconciliation of Adjusted net income (loss) from continuing operations to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on partial fire insurance settlement; and (gain) loss on the disposition of assets.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

(4)          Diluted income (loss) per share for GAAP net income (loss) attributable to Huntsman Corporation and for adjusted net income (loss) attributable to Huntsman Corporation is calculated using the following information:

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2009	2008	2009	2008

GAAP
Net income attributable to Huntsman Corporation	$406	$24	$116	$31
Convertible notes interest expense, net of tax	5	—	9	—
Net income attributable to Huntsman Corporation and assumed conversion of notes	$411	$24	$125	$31

Diluted shares	271.3	233.7	268.8	233.7

Diluted income per share	$1.51	$0.10	$0.47	$0.13

Adjusted continuing operations
Net (loss) income attributable to Huntsman Corporation	$(64)	$20	$(338)	$37
Convertible notes interest expense, net of tax	—	—	—	—
Net (loss) income attributable to Huntsman Corporation and assumed conversion of notes	$(64)	$20	$(338)	$37

Diluted shares	234.0	233.7	233.8	233.7

Diluted (loss) income per share	$(0.27)	$0.09	$(1.45)	$0.16